Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2006
FIRST QUARTER FINANCIAL RESULTS
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Report sales of $25.0 million and net income per share of $0.10 on a diluted basis
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HAUPPAUGE, NY - February 10, 2006 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the first fiscal quarter ended December 31, 2005.

FIRST QUARTER RESULTS

Net sales were $25.0 million for the first quarter compared to $23.4 million for the previous year’s first quarter, an increase of approximately 7%. Growth of North American and Asian retail sales and European OEM sales were offset by a reduction in European retail sales, primarily in Germany.

Gross profit percentage was 20.89% for the first quarter compared with a gross profit of 22.74% for the previous year’s first quarter. Higher sales of lower margin OEM products coupled with an increase in transportation costs were the items driving the gross profit percent decrease.

Selling, General and Administrative expenses decreased by $45,985. Lower sales and marketing costs due to lower expenses related to marketing programs plus lower non recurring expenses were the primary reasons for the decrease. These decreases were offset somewhat by stock compensation expense of $67,001.

The Company recorded net income for the first fiscal quarter ended December 31, 2005 of $1,020,472, compared to net income of $1,263,689 for the first fiscal quarter ended December 31, 2004. Net income per share was $0.11 and $0.10 per share on a basic and diluted basis for the quarter ended December 31, 2005 compared to net income per share of $0.14 and $0.13 on a basic and diluted basis for the three months ended December 31 2004. Results for the first quarter were impacted by the implementation of the new accounting rules which require the expensing of stock options to operations.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated “We were pleased by the record sales for the quarter, led by sales increases in North America, Asia and in our international OEM sales channel. European retail sales, primarily in Germany, continue to be challenging and have limited our overall sales growth.

Towards the end the quarter, we introduced ‘Wing’, a TV recording application for mobile video players. ‘Wing’ uses a WinTV-PVR personal video recorder to record TV shows into a format playable in an Apple video iPod, Sony PSP plus other portable video players.

In Europe, we launched our new external WinTV-HVR-900 hybrid digital/analog USB TV tuner product, for use with desk top or laptop computers. We also continued to see a sales transition from our older analog TV tuner products to our other WinTV-HVR hybrid digital/analog TV receiver products, which were launched during the second half of fiscal 2005.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2005), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended December 31,
	2005	2004
Net Sales	$25,044,990	$23,360,442
Cost of Sales	19,813,206	18,049,079
Gross Profit	5,231,784	5,311,363

Selling, General and Administrative expenses	3,381,070	3,427,055
Research & Development expenses	794,001	557,530
Income from operations	1,056,713	1,326,778

Other income (expense):
Interest income	5,206	1,511
Foreign currency	964	(8,600)
Total other income (expense)	6,170	(7,089)
Income before income tax expense	1,062,883	1,319,689
Income tax expense	42,411	56,000
Net income	$1,020,472	$1,263,689

Net income per share
Basic	$0.11	$0.14
Diluted	$0.10	$0.13

Weighted average shares-basic	9,508,100	9,277,944
Weighted average shares-diluted	10,015,257	9,949,381

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2005	2005
Assets:

Current Assets:
Cash and cash equivalents	$ 6,192,989	$ 7,567,393
Accounts receivables, net of various allowances	20,484,559	13,048,076
Inventories	10,398,235	9,806,785
Prepaid expenses and other current assets	1,037,052	1,087,453
Total current assets	38,112,835	31,509,707

Property, plant and equipment, net	521,618	525,108
Security deposits and other non current assets	80,142	81,529
	$ 38,714,595	$ 32,116,344

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$ 16,062,743	$ 10,750,560
Accrued expenses -licensing fees	4,794,451	4,126,506
Accrued expenses	1,438,627	1,121,842
Income taxes payable	179,260	175,944
Total current liabilities	22,475,081	16,174,852

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,121,378 and 10,107,936 issued, respectively	101,214	101,080
Additional paid-in capital	13,728,530	13,603,705
Retained earnings	4,332,360	3,311,888
Accumulated other comprehensive income	(164,639)	682,770
Treasury Stock, at cost, 607,547, and 567,067 shares, respectively	(1,757,951)	(1,757,951)
Total stockholders' equity	16,239,514	15,941,492
	$ 38,714,595	$ 32,116,344

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